Exhibit 10.28

PERFORMANCE UNIT GRANT
AWARD AGREEMENT

This AGREEMENT (“Agreement”) is made as of February 13, 2018, by and between Service Corporation International, a Texas corporation (the “Company”), and                      (the “Employee”)
WHEREAS, the Compensation Committee (“Compensation Committee”) of the Board of Directors of the Company has determined that it is to the advantage and interest of the Company to grant to the Employee the performance units grant provided for herein in consideration of services provided by the Employee and to provide focus on the longer-term success of the Company.
NOW, THEREFORE, the Company and the Employee hereby agree as follows:

1.	Grant of Award.
a.Pursuant to the Company’s Amended and Restated 2016 Equity Incentive Plan (“Plan”), the Employee is hereby granted as of January 1, 2018, a Performance Unit Grant Award (the “Award”), subject to the terms and conditions set forth below, with respect to              performance units (“Units”).
b.Each Unit shall have a value equal to the value of one share of the Company’s common stock.
c.If the Units covered by this Award become vested in accordance with Section 2 below, the Employee will be entitled to receive, net of applicable withholding or applicable social security taxes, a cash payment representing the product of (i) the value of a share of the Company’s common stock on the date of approval of the payment by the Compensation Committee, multiplied by (ii) the number of Units vested, multiplied by (iii) the Performance Settlement Factor as determined using Exhibit A, attached hereto and made a part of this Agreement.
d.If the Award becomes vested and payable, the Award will be paid to the Employee as soon as practicable after the end of the Performance Cycle, but no later than March 15, 2021.
2.Vesting. If the Employee is employed by the Company (or any Affiliate thereof) continuously during the Performance Cycle and through the payment date for the Award, as described in Section 1(d) above (the “Payment Date”), the Award will vest 100% on the Payment Date. Except as provided below, this Award shall terminate, and all of the Employee’s rights hereunder shall be forfeited, if the Employee is not employed on the Payment Date.
a.Death, Disability and Termination by the Company without Cause. In the event of the termination of the Employee’s employment with the Company (or any Affiliate thereof) prior to the Payment Date due to the Employee’s death, Disability or termination by the Company (or an Affiliate thereof) without cause (as that term is defined in Employee’s employment agreement with an Affiliate of Company, or if none, as determined by the Company in its reasonable discretion), a pro-rata portion of the Award will vest, as determined in accordance with the following calculation. The number of Units under the Award to be vested is determined by the number of active months of employment by the Employee during the Performance Cycle divided by 36 (which is the number of months in the “Performance Cycle” as set forth in Exhibit A).

b.Retirement. In the event of the termination of the Employee’s employment with the Company (or any Affiliate thereof) prior to the to the Payment Date due to the Employee’s retirement on or after attainment of age 60 with 10 years of service or retirement on or after attainment of age 55 with 20 years of service, the Award will vest, if the Compensation Committee, in its sole discretion, acting by meeting or unanimous consent occurring prior to the effective date of the Employee’s retirement, causes the Award to vest, in which event the Award will fully vest without prorating regardless of the number of months remaining in the Performance Cycle.
c.Change of Control. In the event of a Change of Control of the Company during the Performance Cycle, the Award will be fully vested and paid at the Target amount set forth on Exhibit A. Any payment under this Section 2(c) shall be made on the date Change in Control occurs.
Notwithstanding any provision of this Agreement or any other agreement between the Employee and the Company, in the event of a termination of the Employee’s employment with the Company (or any Affiliate thereof) by the Company for cause (as described above), or if the Employee terminates his or her employment with the Company (or any Affiliate thereof) for any reason, any unpaid Award shall be forfeited in its entirety and will not be paid.
3.Transfer Restrictions. This Award is non-transferable otherwise than by will or by the laws of descent and distribution, and may not otherwise be assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Upon any attempt by the Employee (or the Employee’s successor in interest after the Employee’s death) to effect any such disposition, or upon the levy of any such pro-cess, the Award may immediately become null and void, at the discretion of the Compensation Committee.
4.Tax. The Employee will pay any and all Federal, state or local income tax and all associated employment taxes (FICA) when the Award is paid.
5.Miscellaneous. This Agreement (i) shall be binding upon and inure to the benefit of any successor of the Company, (ii) shall be governed by the laws of the State of Texas and any applicable laws of the United States, and (iii) may not be amended without the written consent of both the Company and the Employee. No contract or right of employment shall be implied by this Agreement.
6.Incorporation of Plan Provisions. This Award and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which shall be controlling and are incorporated herein by reference. Capitalized terms not otherwise defined herein (inclusive of Exhibit A) shall have the meanings set forth for such terms in the Plan.
7.Code Section 409A Compliance. Notwithstanding the applicable provisions of this Agreement regarding timing of distribution of payments, the following special rules shall apply in order for this Agreement to comply with Internal Revenue Code §409A: (i) to the extent any distribution is to a “specified employee” (as defined under IRC§409A) and to the extent such applicable provisions of IRC §409A require a delay of such distributions by a six month period after the date of such Employee’s separation of service with the Company, the provisions of this Agreement shall be construed and interpreted as requiring a six month delay in the commencement of such distributions thereunder.
To the extent of any compliance issues under Internal Revenue Code §409A, the Agreement shall be construed in such a manner so as to comply with the requirements of such provision so as to avoid any adverse tax consequences to the Employee.
8.Payment Limitations. Notwithstanding anything herein to the contrary, the following limitations shall apply to any calculation of payments under this Agreement:

a.If the Company’s TSR for the Performance Cycle is negative, the Performance Settlement Factor used to calculate the Award payment shall not exceed the Target amount set forth in Section B of Exhibit A.
b.If the Company’s TSR ranking for the Performance Cycle is below the 25th percentile of the TSR of the peers in the Comparator Group, then no payment shall be made under this Agreement.
c.If the Company’s Annualized ROE for the Performance Cycle is less than fifteen percent (15%), then the amount that would otherwise have been paid under Section 1(c) of this Agreement shall be reduced by twenty-five percent (25%).
9.Clawback. If (i) the Employee is a Company officer at or above the level of Vice President at the date of this Agreement, and (ii) it is determined that the Employee has engaged in fraud that causes, in whole or in part, a material adverse restatement of the Company’s financial statements, then any unpaid Award shall be forfeited in its entirety. In addition, if (A) an Award has been paid under this Agreement prior to the time of such determination, and (B) the payment occurred at any time after the ending date of the period covered by the incorrect financial statements, then the Employee must repay the Company the entire amount of his or her Award payment. Any determination by the Board of Directors with respect to the foregoing shall be final, subject however to the right of the Employee to contest such determination in any court of competent jurisdiction. The Company agrees to pay promptly as incurred all legal fees and expenses which the Employee may reasonably incur as a result of any such contest; provided however, if the Employee does not prevail in such contest, the Employee will reimburse the Company for all such legal fees and expenses. As used herein, the term “fraud” shall mean the act of knowingly making a false representation of a material fact with the intent to deceive.
10.Binding Effect. This Agreement shall be effective only if executed by the Company (by manual, electronic, typed, stamped or facsimile signature), recorded as a performance unit grant in the minutes of the committee administering the Plan and manually signed by the Employee. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Employee.
[Signature Page Attached]
IN WITNESS HEREOF, the Employee and the Company have executed this Performance Unit Grant Award as of the day and year first above written.

EMPLOYEE Service Corporation International

_________________________________ _________________________________
[Signature] /s/ Gregory T. Sangalis
Name: Gregory T. Sangalis
Title: Senior Vice President
General Counsel and Secretary

Exhibit A - Page 3

Exhibit A

Calculation of Performance Settlement Factor

The Performance Settlement Factor used to determine the amount payable under the Performance Unit Award described in the attached Performance Unit Grant Award Agreement, dated as of February 13, 2018, between Service Corporation International, a Texas corporation (the “Company” or “SCI”), and all of its Affiliates and the Employee, shall be calculated as provided in this Exhibit A.

A.	Definitions. For purposes of this Award, the following definitions will control:

•	“Annualized Return on Equity” means the product of (i) the sum of the Return on Equity for each fiscal year during the Performance Cycle, divided by (ii) three.

•	“Award” is a grant of Units as approved by the Compensation Committee.

•
“Comparator Group” is defined as the publicly traded U.S. companies which are included in the reference group as documented in the 2018 Compensation Committee’s records and which are in existence at the end of the Performance Cycle.

•	“Compensation Committee” means the Compensation Committee of the Board of Directors of Service Corporation International.

•	“National Exchange” is defined as the New York Stock Exchange (NYSE) or the National Association of Stock Dealers and Quotes (NASDAQ).

•
“Plan Administrator” is Compensation Committee, which may delegate certain elements of administrative responsibility to the Company’s CEO or appropriate members of his staff. Any performance goals, performance standards and award determinations must be approved by the Compensation Committee.

•	“Performance Cycle” is defined as the three-year period beginning December 31, 2017 and ending December 31, 2020.

•
“Performance Settlement Factor” is the applicable percentage set forth in Section B below, which shall be applied to the number of vested units based on the Company’s relative TSR ranking within the Comparator Group, as interpolated.

•
“Return on Equity” shall be calculated for each fiscal year during the Performance Cycle by dividing (i) the Company’s consolidated net income from continuing operations of the Company, as determined under U.S. Generally Accepted Accounting Principles, for the fiscal year, by (ii) [the average of the beginning and ending stockholders equity for such fiscal year.

•
“Total Shareholder Return” (TSR) is defined as the rate of return reflecting stock price appreciation plus reinvestment of dividends over the Performance Cycle. Specifically, TSR will be calculated using the following provisions: $100 invested in SCI stock on the first day of the Performance Cycle, with dividends reinvested, compared to $100 invested in each of the peer companies in the Comparator Group, with dividend reinvestment during the same period.

•	“Unit” is a performance unit which shall have a value equal to the closing price of a share of the Company’s common stock.

B.	Performance Unit Awards Settlement Criteria:

SCI Weighted Average Total Shareholder Return Ranking Relative to Comparator Group at End of Performance Cycle	Ranking	% of Target Award Paid as Incentive (Performance Settlement Factor)
Maximum	75th% or greater	200%
	70th%ile	180%
	65th%ile	160%
	60th%ile	140%
	55th%ile	120%
Target	50th%ile	100%
	45th%ile	85%
	40th%ile	70%
	35th%ile	55%
	30th%ile	40%
Threshold	25th%ile	25%
Below Threshold	Less than 25th%ile	0%

•	Calculation of awards for performance levels between Target and Maximum, or Threshold and Target will be calculated using straight-line interpolation.

•
If mergers and acquisitions result in a reduction in the number of peer group companies during the cycle, these percentile rankings will reflect the Comparator Group companies still intact at the end of the Performance Cycle.

•	As provided in Section 8(a) of the Agreement, in the event SCI’s TSR is negative at the end of the Performance Cycle, no payment hereunder will exceed the Target in the schedule above.

•
As provided in Section 8(c) of the Agreement, in the event SCI’s Annualized ROE for the Performance Cycle is less than fifteen percent (15%), as calculated at the end of the Performance Cycle, the amount payable in settlement of the Units shall be reduced by twenty-five percent (25%).

•
The Compensation Committee shall have the reasonable discretion to interpret or construe ambiguous, unclear or implied terms applicable to this Agreement, and to make any findings of fact necessary to make a calculation or determination hereunder.

•
A decision made in good faith by the Compensation Committee shall govern and be binding in the event of any dispute regarding a method of calculation of performance or a determination of vesting or forfeiture in connection with the Award or this Agreement.